Exhibit 23.2

The Directors

Inmarsat Group Limited

99 City Road,

London EC1Y 1AX

27 April 2007

SUBJECT:	WRITTEN CONSENT TO REFERENCE DUFF & PHELPS, LTD IN SEC FORM 20F FILING OF INMARSAT GROUP LIMITED

We hereby consent to the inclusion in the Form 20-F of Inmarsat Group Limited relating to the acquisition of ACeS, of references to our final report regarding the fair value of the tangible and intangible assets of ACeS, provided to you on 19 December 2006, and to references to our firm’s name therein. In giving such consent, we do not hereby admit that we come within the category of person whose consent is required under Section 7 or Section 11 of the Securities Act of 1933, as amended, or the rules and regulations adopted by the Securities and Exchange Commission thereunder, nor do we admit that we are experts with respect to any part of such Form 20-F within the meaning of the term "experts" as used in the Securities Act of 1933, as amended or the rules and regulations of the Securities and Exchange Commission thereunder. The responsibility for determining the value of the tangible and intangible assets rests solely with Inmarsat and our valuation report was used as part of Inmarsat’s analysis in reaching their conclusion of value.

Sincerely

/s/ MATHIAS SCHUMACHER

Mathias Schumacher

Duff & Phelps Ltd